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Exhibit 99.1

Refco Inc. Files Registration Statement for Initial
Public Offering of Its Common Stock

        NEW YORK—April 8, 2005—Refco Inc. (the "Company") today announced it has filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. A portion of the shares will be issued by the Company and a portion will be sold by certain shareholders of the Company. Proceeds from the shares issued by the Company will be used to repay outstanding indebtedness and for general corporate purposes.

        Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Banc of America Securities LLC will act as joint book-running managers for the proposed offering, with Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O'Neill & Partners, L.P. and HSBC Securities (USA) Inc. as co-managers.

        A preliminary prospectus, when it becomes available, may be obtained from Credit Suisse First Boston LLC, Prospectus Department, Eleven Madison Avenue, New York, NY 10010 (212-325-2580), Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (212-902-1171) and Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001 (646-733-4166).

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Refco Inc. Files Registration Statement for Initial Public Offering of Its Common Stock